EXHIBIT 99.1

Contact:  Larry Sellers or Robert Steen
                 334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS
$5.4 MILLION IN 2008 NET INCOME

Fourth Quarter Net Income $583,000

THOMASVILLE, Ala. (February 11, 2009) -- United Security Bancshares, Inc. (Nasdaq Capital Market: USBI) today reported that net income rose to $5.4 million, or $0.89 per diluted share, compared with net income of $349,000, or $0.06 per diluted share in 2007.  Net income for the fourth quarter of 2008 was $583,000, or $0.10 per diluted share, compared with $1.9 million, or $0.31 per diluted share, for the same period of 2007.

“We reported significant growth in net income in 2008 compared with last year due to a lower loan loss provision, growth in non-interest income and lower non-interest expenses,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  “We ended the year with record assets and record deposits.  We also maintained our very strong capital position without any funding from the U.S. Treasury.  At year-end 2008, our total risk-based capital was 17.49%, significantly above our peer group and well above the minimum requirements of 10.0% to achieve the highest rating of ‘well-capitalized.’”

“Our fourth quarter earnings did not reach last year’s levels due primarily to declining interest rates in 2008 that reduced our interest income on loans, our largest revenue source.  The Federal Reserve lowered the funds rate by 4.25% during 2008, and that had a direct impact on the rates we charge on loans.  We also experienced increased competition for deposits in the second half of 2008 from certain banks in our market that resulted in higher deposit costs than normal,” continued Mr. Phillips.

Fourth Quarter Results

Interest income totaled $12.7 million in the fourth quarter of 2008, compared with $14.6 million in the fourth quarter of 2007.  The decrease in interest income was primarily due to a $2.1 million decrease in interest earned on loans due to the overall decline in the average yield and volume of loans outstanding since last year.   Net interest margin declined to 5.84% in the fourth quarter of 2008, a 59 basis point decline since the fourth quarter of last year.

“Total net loans are down from last year by 6.6% to $399.5 million, reflecting lower loan demand as the economy entered the recession and our tighter underwriting standards in light of the weak economy,” noted Mr. Phillips.  “We continue to make new loans as evidenced by the slight increase in net loans since the third quarter of 2008; however, our growth rate for new loans slowed considerably in the second half of 2008 as the real estate market continued to weaken.”

Interest expense declined 20.8% to $3.9 million in the fourth quarter of 2008, compared with $4.9 million in the fourth quarter of 2007.  The decline in interest expense was due primarily to lower average rates paid on interest-bearing deposits, offset somewhat by higher average balances in interest-bearing accounts.

“Our deposits rose to $485.1 million in 2008, a new record for United Security Bancshares,” stated Mr. Phillips.  “We experienced higher growth in deposits during the second half of 2008 as customers sought out sound banks with a strong capital position that provided increased protection for their liquid assets.  We also benefited from the increase in FDIC insurance that expanded significantly the coverage for our depositors.”

Net interest income decreased 8.5% to $8.8 million in the fourth quarter of 2008, compared with $9.7 million in the fourth quarter of the prior year.  The decline in net interest income was due to yields on loans declining faster than rates paid for deposits.

Provision for loan losses was $3.4 million in the fourth quarter of 2008, or 3.4% annualized of average loans, compared with $3.5 million, or 3.2% annualized of average loans, in the fourth quarter of 2007.

“Although our loan loss provision was slightly lower than the fourth quarter of last year, it is up from the third quarter of 2008 due to an increase in non-performing assets and charge-offs in the latest three months,” stated Mr. Phillips.   “We added $616,000 to our allowance for loan losses in the fourth quarter to strengthen our reserves to 2.09% of total loans. We expect continued pressure on our loan portfolio as the economy remains soft and real estate collateral values decline.  As a result, we remain very proactive in identifying problem loans to mitigate potential losses and protect our capital base.”

Total non-interest income increased $447,000, or 31.0%, for the fourth quarter of 2008, to $1.9 million, compared to $1.4 million in the fourth quarter of the prior year.  Growth in non-interest income resulted from higher credit life insurance income and other income, offset somewhat by lower fees on deposit accounts.

Non-interest expense increased 6.2% to $6.8 million in the fourth quarter of 2008, compared with $6.4 million in the fourth quarter of 2007, primarily due to increased accounting and legal fees. Salary and employee benefits rose only 0.7%, and costs were down for occupancy expense and furniture and equipment expense compared with the fourth quarter of 2007 due to improved cost control measures.

Twelve Month Results

For the twelve months ended December 31, 2008, net income increased to $5.4 million, or $0.89 per diluted share, compared with $349,000, or $0.06 per diluted share, for the twelve months ended December 31, 2007.

For the twelve months ended December 31, 2008, net interest income decreased 13.1% to $35.2 million, compared with $40.5 million for the same period in 2007.  The decrease in net interest income was due primarily to a decline in interest earned on loans related to lower volume and yields compared with 2007.

Provision for loan losses declined to $8.9 million for the twelve months ended December 31, 2008, or 2.1% annualized of average loans, compared with $21.2 million, or 4.7% annualized of average loans, for the twelve months ended December 31, 2007.  Last year, approximately $12.5 million of the provision for loan losses was related to losses identified in the investigation of loan irregularities at Acceptance Loan Company (ALC).

Non-interest income rose 16.1% to $6.5 million for year-end 2008, compared with $5.6 million for the same period in 2007.  The increase in non-interest income resulted from higher service charges and fees on deposit accounts, credit life insurance commissions, letters of credit and commitment fees and all other fees and charges.

Non-interest expense declined 2.1% to $25.3 million compared with $25.8 million in 2007.  United Security benefited from lower costs for salaries and benefits due to lower incentive accruals and lower occupancy costs compared with 2007 as a result of cost-saving measures and increased operational efficiency.

Shareholders’ equity totaled $78.7 million, or book value of $13.07 per share, as of December 31, 2008.  Return on average assets for the twelve months ended December 31, 2008, was 0.80%, and return on average equity was 6.83%.  Regular quarterly dividends were $0.27 per share for the fourth quarter of 2008, compared to $0.26 per share for the fourth quarter of 2007.

About United Security Bancshares, Inc.
United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers.  The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements
This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  USBI undertakes no obligation to update these statements following the date of this press release, except as required by law.  In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and Fees on Loans	$10,421	$12,557	$43,281	$52,317
Interest on Investment Securities	2,294	2,000	8,835	7,666
Total Interest Income	12,715	14,557	52,116	59,983
INTEREST EXPENSE:
Interest on Deposits	2,933	3,993	13,107	15,497
Interest on Borrowings	938	894	3,805	3,967
Total Interest Expense	3,871	4,887	16,912	19,464

NET INTEREST INCOME	8,844	9,670	35,204	40,519

PROVISION FOR LOAN LOSSES	3,434	3,462	8,901	21,152

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,410	6,208	26,303	19,367

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	837	859	3,285	3,280
Credit Life Insurance Income	466	261	1,020	701
Other Income	586	322	2,158	1,585
Total Non-Interest Income	1,889	1,442	6,463	5,566

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,335	3,312	12,976	13,508
Occupancy Expense	435	533	1,838	1,943
Furniture and Equipment Expense	341	377	1,405	1,396
Other Expense	2,640	2,137	9,054	8,957
Total Non-Interest Expense	6,751	6,359	25,273	25,804

INCOME (LOSS) BEFORE INCOME TAXES	548	1,291	7,493	(871)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(35)	(615)	2,123	(1,220)

NET INCOME	$583	$1,906	$5,370	$349

BASIC AND DILUTED NET INCOME PER SHARE	$0.10	$0.31	$0.89	$0.06

DIVIDENDS PER SHARE	$0.27	$0.27	$1.08	$1.19

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Cash and Due from Banks	$13,246	$13,247
Interest-Bearing Deposits in Other Banks	126	7,427
Cash and Cash Equivalents	13,372	20,674
Federal Funds Sold	1,105	0
Investment Securities Available-for-Sale	184,213	144,531
Federal Home Loan Bank Stock	5,236	5,096
Loans, net of allowance for loan losses of $8,532 and $8,535, respectively	399,483	427,588
Premises and Equipment, net	17,495	18,132
Cash Surrender Value of Bank-Owned Life Insurance	11,724	10,946
Accrued Interest Receivable	4,844	6,141
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,993	2,037
Other Real Estate Owned	18,131	11,156
Other Assets	6,308	9,497
Total Assets	$668,002	$659,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$485,117	$478,554
Accrued Interest Expense	3,402	3,936
Short-Term Borrowings	2,294	11,212
Long-Term Debt	90,000	77,518
Other Liabilities	8,525	9,108
Total Liabilities	$589,338	$580,328
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares
authorized; 7,317,560 shares issued; 6,018,154 and 6,085,192 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income	2,476	875
Retained Earnings	87,999	89,348
Less Treasury Stock: 1,299,406 and 1,232,368 shares at cost, respectively	(21,117)	(19,961)

Total Shareholders’ Equity	$78,664	$79,568

Total Liabilities and Shareholders’ Equity	$668,002	$659,896